Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of Viking Therapeutics, Inc. on Form S-8 (File Nos. 333-203810 and 333-211270), on Form S-3 (File Nos. 333-212134 and 333-216063) and on Form S-1 (File No. 333-213496) of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated March 21, 2017 with respect to our audits of the financial statements of Viking Therapeutics, Inc. as of December 31, 2016 and 2015 and for the years then ended, which report is included in this Annual Report on Form 10-K of Viking Therapeutics, Inc. for the year ended December 31, 2016.

/s/ Marcum LLP

Irvine, California

March 21, 2017